UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 1, 2009
HARRIS STRATEX NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33278	20-5961564

(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

Address of principal executive offices:	637 Davis Drive, Morrisville, NC 27560
Registrant’s telephone number, including area code:	(919) 767- 3250
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (c) Appointment of Principal Accounting Officer.
     On September 1, 2009, J. Russell Mincey was appointed Vice President, Corporate Controller and Principal Accounting Officer of Harris Stratex Networks, Inc. (the “Company”) by the board of directors of the Company (the “Board”).
     Mr. Mincey, 47, joined the Company in July 2008 as global corporate controller. From mid-February through mid-May 2009, he served as interim principal financial officer and interim principal accounting officer. From October 2005 to April 2008, Mr. Mincey was chief financial officer at the Industrial Components Division of Carlisle Companies. He served as vice president and chief financial officer of Draka Comteq (previously known as Alcatel FiberOptic Cable Division) from July 2004 through October 2005.
     In connection with his new appointment, Mr. Mincey entered into an Employment Agreement with the Company (the “Employment Agreement”), effective as of September 1, 2009. The Company may terminate the Employment Agreement without cause at any time and Mr. Mincey may terminate the Employment Agreement with at least 10 days’ notice to the Company.
     The Employment Agreement provides for an annual base salary that is subject to annual adjustment by the Board. Starting with the Company’s 2010 fiscal year, Mr. Mincey will be eligible to participate in the Company’s Annual Incentive Plan. Mr. Mincey will also be eligible to participate in the Company’s Long-Term Incentive Program, as defined by the Board.
     In the event that Mr. Mincey resigns from the Company without “good reason,” as defined in the Employment Agreement, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of termination of employment. In addition, no part of the Annual Incentive Plan for the year in which such resignation occurs, no part of the performance shares of the multi-year period in which such resignation occurs and no portion of the unvested shares subject to his options will be deemed earned.
     If Mr. Mincey’s employment by the Company is terminated by the Company for “cause,” as defined in the Employment Agreement, or by reason of death, he will not be entitled to any compensation or benefits from the Company other than those earned through the date of such termination, except that his estate will receive a pro rata portion of any incentive bonus that he would have earned during the incentive bonus period in which the employment terminates, if his employment terminates by reason of death.
     If Mr. Mincey’s employment by the Company is terminated by the Company without cause, or in connection with a long-term disability, and Mr. Mincey signs a general release in favor of the Company, Mr. Mincey will be entitled to the following severance benefits: (a) all compensation and benefits that are earned but unpaid through the date of termination; (b) monthly severance payments at Mr. Mincey’s final base salary rate for a period of 12 months following such termination; (c) payment of premiums necessary to continue group health insurance under COBRA (or other comparable health insurance coverage); (d) the prorated portion of any Annual Incentive Plan bonus that Mr. Mincey would have earned, if any, during the Annual Incentive Plan period in which Mr. Mincey’s employment terminates; and (e) with respect to any options granted after the date of the Employment Agreement, vesting will cease upon Mr. Mincey’s termination date, but he will be entitled to purchase any vested shares of stock that are subject to options until the earlier of (x) 12 months following the termination date or (y) the date on which the applicable options expire.
     In the event that Mr. Mincey resigns from his employment with the Company for good reason and signs a release in favor of the Company, he will be entitled to the same severance benefits and payments payable by the Company in the event of a termination by the Company without cause, as described above.
     If, within 18 months following any “change of control,” as defined in the Employment Agreement, Mr. Mincey is terminated by the Company without cause or if Mr. Mincey resigns from his employment with the Company for good reason and signs a release in favor of the Company, he will be entitled to the severance benefits and payments payable by the Company in the event of a termination by the Company without cause as described above; provided, however, that the twelve (12) month time periods with respect to the post-termination severance payments of Mr. Mincey’s final base salary rate, payment of group health insurance premiums and stock option exercise periods will each be increased by an additional twelve (12) months. The Company will also accelerate the vesting of all unvested stock options granted to Mr. Mincey such that all stock options will be fully vested as of the date of such termination or resignation. In addition, Mr. Mincey shall be entitled to a payment equal to the greater of the average of (a) the annual incentive bonus payments received by during the previous three years, if any, and (b) his target incentive bonus for the year in which his employment terminates.

     Mr. Mincey is subject to non-compete provisions during the term of the Employment Agreement and for a period of 12 months after his employment terminates.
     (e) 2009 Annual Incentive Plan Payout.
     On September 1, 2009, the Board approved payouts totaling approximately $1 million to employees participating in the Company’s Annual Incentive Plan for fiscal year 2009 (the “2009 AIP”). At the beginning of the 2009 fiscal year, the Board established the terms of the 2009 AIP, including the performance criteria and the related performance goals. The Board selected revenue and operating income as the performance criteria and assigned a weight of 50% to each metric. The target payout amount under the 2009 AIP (corresponding to 100% achievement of each performance target) was set at $4 million.
     The Company’s actual operating income for the 2009 fiscal year was significantly below the target amount and as a result no portion of the $2 million allocated to the operating income criteria was earned. The Company’s actual revenue for the 2009 fiscal year represented approximately 87% of the revenue target. Under the terms of the 2009 AIP, if the actual revenue were 90% of the revenue target, 50% of the $2 million allocated to the revenue criteria would be earned, but if the actual revenue were less than 90% of the revenue target, no portion of the amount allocated to that criteria would be earned. Nevertheless, the Board decided to authorize the minimum payout amount for the revenue criteria as if the 90% threshold had been achieved. In making this decision, the Board took into consideration, among other factors, the adverse macro-economic conditions faced by the Company and the fact that the Company’s revenue performance was better than a majority of the companies in its peer group. The total amount of the payment was 50% of the $2 million allocated to the revenue performance criteria, or $1 million.
     A total of 78 employees of the Company have received, or will receive, a portion of the $1 million bonus payout. The Company’s named executive officers received the following bonus amounts under the 2009 AIP: Harald J. Braun, President and Chief Executive Officer: $200,000; Thomas L. Cronan, III, Senior Vice President and Chief Financial Officer: $6,875; Paul A. Kennard, Chief Technology Officer: $54,194; Heinz Stumpe, Chief Operating Officer and Senior Vice President Global Operations: $46,719; and Shaun McFall, Chief Marketing Officer: $36,180.
Item 8.01 Other Events.
     The 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) will be held on November 19, 2009 at the Company’s offices located at 120 Rose Orchard Way, San Jose, California. Stockholders of record as of September 22, 2009 shall be entitled to vote at the Annual Meeting.
     Pursuant to Article II, Section 13 of the Company’s Amended and Restated Bylaws, for business to be properly brought before the Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal place of business not less than sixty (60) days nor more than ninety (90) days prior to the Annual Meeting. For the 2009 Annual Meeting, therefore, a stockholder’s notice must be delivered to or mailed and received by the Company no later than September 20, 2009 and no earlier than August 21, 2009.
     A stockholder’s written notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address as they appear on the corporation’s books of the stockholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by such stockholder, and (d) any material interest of such stockholder in such business.
     The information in this report is being furnished pursuant to Item 8.01 “Other Events”, not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS STRATEX NETWORKS, INC.
By:	/s/ Thomas L. Cronan III
	Name:	Thomas L. Cronan III
	Title:	Senior Vice President and Chief Financial Officer

Date: September 4, 2009